Exhibit 99

Meridian Bancorp, Inc. Announces Third Quarter 2020 Results

Strong Net Income Driven by Continued Net Interest Margin Expansion

and Reduced Efficiency Ratio

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (October 27, 2020): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $16.7 million, or $0.33 per diluted share, for the quarter ended September 30, 2020, compared to $19.7 million, or $0.38 per diluted share, for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, net income was $46.9 million, or $0.93 per diluted share, down from $49.9 million, or $0.97 per diluted share, for the nine months ended September 30, 2019. The Company’s return on average assets was 1.03% for the quarter ended September 30, 2020, compared to 1.24% for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, the Company’s return on average assets was 0.98%, down from 1.06% for the nine months ended September 30, 2019. The Company’s return on average equity was 8.94% for the quarter ended September 30, 2020, compared to 11.17% for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, the Company’s return on average equity was 8.50%, down from 9.60% for the nine months ended September 30, 2019.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “Notwithstanding the economic impacts resulting from COVID-19, I am pleased to report net income of $16.7 million for the third quarter and $46.9 million for the first nine months of 2020. Net interest income increased significantly for the quarter and nine months ended September 30, 2020, raising the net interest margin to 3.13% and 3.07%, respectively, highlighting the successful efforts of prudent balance sheet management throughout these tumultuous times. We also continued to build our allowance for loan losses, increasing the percentage of allowance to total loans to 1.20%, compared to 0.87% at December 31, 2019. We reserved $7.2 million this quarter and $17.5 million for the nine months ended September 30, 2020 through the provision for loan losses, which represents increases of $10.1 million and $19.6 million, respectively, when compared to the same periods in 2019. These results also reflect a decline in the market valuation of our equities portfolio and decreased operating expenses, despite remaining open for our customers and adding three de novo branches during the third quarter.”

Mr. Gavegnano continued, “We continue to support our loan customers with temporary repayment modifications to assist them through the pandemic, including full payment deferrals and interest-only accommodations. We have remained in close contact with these borrowers to understand their needs as the initial modification periods come to end and we expect that most of these borrowers will be able to improve their repayment status, with many returning to either full payment or interest-only payments for an additional period. As of October 19, 2020, total COVID-19 related modifications have declined nearly 50% from those reported at June 30, 2020, a trend we anticipate to continue as the initial modifications expire.”

The Company’s net interest income was $48.8 million for the quarter ended September 30, 2020, up $1.4 million, or 3.0%, from the quarter ended June 30, 2020, and up $4.6 million, or 10.4%, from the quarter ended September 30, 2019. The interest rate spread and net interest margin on a tax-equivalent basis were 2.91% and 3.13%, respectively, for the quarter ended September 30, 2020 compared to 2.86% and 3.10%, respectively, for the quarter ended June 30, 2020 and 2.52% and 2.87%, respectively, for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, net interest income increased $12.0 million, or 9.3%, to $141.3 million from the nine months ended September 30, 2019. The interest rate spread and net interest margin on a tax-equivalent basis were 2.81% and 3.07% for the nine months ended September 30, 2020 compared to 2.52% and 2.86% for the nine months ended September 30, 2019. The increases in net interest income for the quarter and nine months ended September 30, 2020 compared to the respective prior periods were primarily due to the substantial reduction in the cost of funds.

Total interest and dividend income totaled $61.6 million for the quarter ended September 30, 2020, down $6.9 million, or 10.1%, from the quarter ended September 30, 2019, primarily due to a decrease in yield on loans on a tax-equivalent basis of 21 basis points and a decrease in yield on other interest-earning assets of 221 basis points. The Company’s yield on interest-earning assets on a tax-equivalent basis was 3.94% for the quarter ended September 30, 2020, down 12 basis points from the quarter ended June 30, 2020 and 48 basis points from the quarter ended September 30, 2019. For the nine months ended September 30, 2020, the Company’s total interest and dividend income totaled $189.8 million, a decrease of $9.5 million, or 4.8%, from the nine months ended September 30, 2019, primarily due to a decrease in the yield on other interest-earning assets of 199 basis points to 0.74%, and a decrease in the yield on loans on a tax-equivalent basis of seven basis points to 4.41% for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. The Company’s yield on interest-earning assets on a tax-equivalent basis decreased 27 basis points to 4.11% for the nine months ended September 30, 2020, compared to the same period in 2019, primarily due to the increase of $168.9 million, or 51.8%, in the Company’s average other interest-earning assets to $495.1 million and a 199 basis point, or 72.9%, decrease in the yield on other interest-earning assets.

Total interest expense totaled $12.8 million for the quarter ended September 30, 2020, down $2.0 million, or 13.4%, from the quarter ended June 30, 2020, and down $11.5 million, or 47.4%, from the quarter ended September 30, 2019. Interest expense on deposits decreased to $8.7 million for the quarter ended September 30, 2020, down $1.8 million, or 17.4%, from the quarter ended June 30, 2020 and down $11.4 million, or 56.7%, from the quarter ended September 30, 2019 primarily due to a decrease in the cost of average total deposits to 0.72% from 0.88% for the quarter ended June 30, 2020, and 1.61% for the quarter ended September 30, 2019. Interest expense on borrowings totaled $4.1 million for the quarter ended September 30, 2020, down $79,000, or 1.9%, from the quarter ended September 30, 2019, primarily due to a decrease of 61 basis points in the average cost of borrowings, partially offset by an increase of $177.2 million, or 28.3%, in average total borrowings to $804.3 million. The Company’s total cost of funds was 0.90% for the quarter ended September 30, 2020, down 16 basis points from the quarter ended June 30, 2020 and down 82 basis points from 1.72% for the quarter ended September 30, 2019. Interest expense totaled $48.5 million for the nine months ended September 30, 2020, down $21.5 million, or 30.7%, from the nine months ended September 30, 2019. Interest expense on deposits decreased to $36.1 million for the nine months ended September 30, 2020, down $23.9 million, or 39.8%, primarily due to a decrease in the cost of average total deposits to 0.99% from 1.62% for the nine months ended September 30, 2019. Interest expense on borrowings totaled $12.4 million for the nine months ended September 30, 2020, up $2.4 million, or 23.8%, from the nine months ended September 30, 2019, primarily due to an increase in average total borrowings to $738.1 million. The Company’s total cost of funds was 1.16% for the nine months ended September 30, 2020, down 53 basis points from 1.69% for the nine months ended September 30, 2019.

Mr. Gavegnano noted, “Our net interest margin improved to 3.13% for the quarter and 3.07% for the nine months ended September 30, 2020, due to increases in net interest income of 10% and 9%, respectively. We have been steadfast in maintaining loan yields, with the decline in yields on excess cash reserves being the primary driver of the decline in overall asset yields. However, these declines were easily outpaced by the decrease in our cost of funds, resulting in the margin improvements in the periods presented.”

The Company’s provision for loan losses was $7.2 million for the quarter ended September 30, 2020, compared to $9.6 million for the quarter ended June 30, 2020, and a reversal of $3.0 million for the quarter ended September 30, 2019. The provision for loan losses was $17.5 million for the nine months ended September 30, 2020, compared to a reversal of $2.1 million for the same period in 2019. The allowance for loan losses was $67.6 million or 1.20% of total loans at September 30, 2020, compared to $60.5 million or 1.06% of total loans at June 30, 2020, and $50.3 million or 0.87% of total loans at December 31, 2019. The increases in the provision and coverage ratio reflect the application of economic uncertainties and market volatility caused by COVID-19 to the factors used to determine the Company’s provision.

Net charge-offs totaled $71,000 for the quarter ended September 30, 2020 compared to net charge-offs of $56,000 for the quarter ended September 30, 2019. For the nine months ended September 30, 2020, net charge-offs totaled $212,000 compared to net charge-offs of $343,000 for nine months ended September 30, 2019.

Non-accrual loans were $3.6 million, or 0.06% of total loans outstanding, at September 30, 2020, up $197,000, or 5.8%, from December 31, 2019. Non-performing assets were $3.6 million, or 0.05% of total assets, at September 30, 2020, compared to $3.4 million, or 0.05% of total assets, at December 31, 2019.

Mr. Gavegnano noted, “We have continued to build our allowance for loan losses as we assess both the short-term and long-term impacts of the pandemic on our portfolio. The increases in our provision for loan losses, and ultimately the coverage ratio, reflect the status of COVID-19 related modifications as well as the current and expected economic climate in our market. We will continue our focus on monitoring modified loans and communicating with customers as we navigate through the pandemic, providing an important component in our determination of an appropriate provision for loan losses.”

Non-interest income was $3.6 million for the quarter ended September 30, 2020, down from $8.7 million for the quarter ended June 30, 2020 and up from $2.8 million for the quarter ended September 30, 2019. Non-interest income decreased $5.1 million, or 58.7%, compared to the quarter ended June 30, 2020, due primarily to a $4.2 million gain on sale of assets realized in the second quarter of 2020 and a decrease of $1.9 million in gain on marketable equity securities, net, reflecting decreases in market valuations in the third quarter of 2020, partially offset by increases of $586,000 in mortgage banking gains, net. Compared to the quarter ended September 30, 2019, non-interest income increased $723,000, or 25.4%, due primarily to increases of $605,000 in mortgage banking gains, net and $585,000 valuation increase on marketable equity securities, net, partially offset by decreases of $235,000 in customer service fees and $172,000 in loan fees. For the nine months ended September 30, 2020, non-interest income increased $1.8 million, or 18.4%, to $11.4 million from $9.6 million for the nine months ended September 30, 2019, due primarily to a $4.2 million gain on sale of asset, and an increase of $1.0 million in mortgage banking gains, net, partially offset by a $3.3 million valuation decrease on marketable equity securities, net for the nine months ended September 30, 2020, compared to the nine months ended September 30, 2019.

Non-interest expenses were $22.8 million, or 1.41% of average assets for the quarter ended September 30, 2020, compared to $23.8 million, or 1.50% of average assets for the quarter ended September 30, 2019. Non-interest expenses decreased $1.0 million, or 4.3%, compared to the quarter ended September 30, 2019, due primarily to decreases of $1.7 million in salaries and employee benefits and $465,000 in marketing and advertising, partially offset by an increase of $682,000 in deposit insurance. For the nine months ended September 30, 2020, non-interest expenses decreased $2.3 million, or 3.1%, to $72.5 million from $74.8 million for the nine months ended September 30, 2019, due primarily to decreases of $2.5 million in salaries and employee benefits and $666,000 in marketing and advertising, partially offset by increases of $494,000 in occupancy and equipment and $461,000 in data processing. The increases in occupancy and equipment expenses and data processing include costs associated with the expansion of our branch network, including four new branches that opened in the past 12 months, three of which were opened in the third quarter of 2020. The Company’s efficiency ratio was 43.69% for the quarter ended September 30, 2020 compared to 46.79% for the quarter ended June 30, 2020 and 50.18% for the quarter ended September 30, 2019. For the nine months ended September 30, 2020 the efficiency ratio was 48.10%, a decrease of 614 basis points compared to 54.24% for the nine months ended September 30, 2019.

Mr. Gavegnano added, “We lowered our efficiency ratio to 44% and 48%, respectively, for the quarter and nine months ended September 30, 2020, due to the efforts made to limit overhead expenses throughout the pandemic.  We also were able to do this while completing our most recent expansion to our branch network, opening new locations in Salem, Woburn and Brookline during the third quarter.”

The Company recorded a provision for income taxes of $5.7 million for the quarter ended September 30, 2020, reflecting an effective tax rate of 25.5%, compared to $6.5 million, or an effective tax rate of 24.8%, for the quarter ended September 30, 2019. For the nine months ended September 30, 2020 the provision for income taxes was $15.8 million, reflecting an effective tax rate of 25.1%, compared to $16.3 million, reflecting an effective rate of 24.6% for the nine months ended September 30, 2019.

Total assets were $6.567 billion at September 30, 2020, up $223.0 million, or 3.5%, from $6.344 billion at December 31, 2019. Net loans were $5.584 billion at September 30, 2020, down $113.7 million, or 2.0%, from December 31, 2019. Loan originations totaled $162.6 million during the quarter ended September 30, 2020 and $955.3 million for the nine months ended September 30, 2020. The net decrease in loans for the nine months ended September 30, 2020 was primarily due to decreases of $101.5 million in commercial real estate loans, $62.0 million in multi-family loans, $55.3 million in one- to four-family loans and $41.0 million in construction loans, partially offset by increases of $161.5 million in commercial and industrial loans and $4.1 million in home equity lines of credit. The increase in commercial and industrial loans includes the origination of $123.7 million in PPP loans. The allowance for loan losses increased $17.3 million, or 34.4%, to $67.6 million during the nine months ended September 30, 2020. Cash and due from banks was $702.1 million at September 30, 2020, an increase of $295.8 million, or 72.8% from December 31, 2019.

Total deposits were $4.952 billion at September 30, 2020, up $30.5 million, or 0.6%, from $4.922 billion at December 31, 2019. Core deposits, which exclude certificates of deposit, increased $349.5 million, or 10.4%, during the nine months ended September 30, 2020 to $3.701 billion, or 74.7% of total deposits, compared to 68.1% at December 31, 2019. The net increase in deposits for the nine months ended September 30, 2020 includes a $183.3 million increase, or 35.0%, in non-interest bearing demand deposits and a $319.0 million decrease in certificates of deposit, including a $187.4 million reduction in brokered deposits. Total borrowings were $804.3 million at September 30, 2020, up $168.0 million, or 26.4%, from December 31, 2019.

Total stockholders’ equity increased $21.7 million, or 3.0%, to $748.3 million at September 30, 2020 from $726.6 million at December 31, 2019. The increase for the nine months ended September 30, 2020 was primarily due to net income of $46.9 million and $4.2 million related to stock-based compensation plans, partially offset by the repurchase of one million shares of the Company’s common stock related to the stock repurchase program at a total cost of $17.7 million and dividends of $0.24 per share totaling $12.0 million. Stockholders’ equity to assets was 11.39% at September 30, 2020, compared to 11.45% at December 31, 2019. Book value per share increased to $14.28 at September 30, 2020 from $13.61 at December 31, 2019. Tangible book value per share increased to $13.85 at September 30, 2020 from $13.19 at December 31, 2019. Market price per share decreased 48.5% to $10.35 at September 30, 2020 from $20.09 at December 31, 2019. The Company and the Bank elected to be subject to the Community Bank Leverage Ratio and at September 30, 2020 exceeded the minimum requirement to be considered well capitalized.

Mr. Gavegnano concluded, “COVID-19 has and will continue to challenge the strength of the overall economy, especially the financial services industry. We are prepared to continue to meet the challenges faced by the Bank, leveraging our industry experience, seasoned risk management practices and strong liquidity and capital positions to support our customers through the pandemic and its current and future impacts on the economy.”

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 43 branches in the greater Boston metropolitan area, including 42 full-service locations and one mobile branch. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, the effects of any health pandemic, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
ASSETS
Cash and due from banks	$702,138	$508,627	$406,382	$428,061
Certificates of deposit	—	—	247	247
Securities available for sale, at fair value	12,183	13,022	15,076	15,799
Marketable equity securities, at fair value	16,203	16,401	15,243	14,313
Federal Home Loan Bank stock, at cost	33,282	33,282	28,947	28,947
Loans held for sale	11,662	3,682	2,455	1,828
Loans:
One- to four-family	604,037	635,683	659,366	667,385
Home equity lines of credit	73,581	74,246	69,491	66,495
Multi-family	941,409	941,922	1,003,418	1,069,312
Commercial real estate	2,595,124	2,556,088	2,696,671	2,687,614
Construction	666,375	742,845	707,370	656,615
Commercial and industrial	766,418	760,546	604,889	594,683
Consumer	12,213	11,867	12,196	12,017
Total loans	5,659,157	5,723,197	5,753,401	5,754,121
Allowance for loan losses	(67,639)	(60,547)	(50,322)	(50,831)
Net deferred loan origination fees	(7,717)	(8,340)	(5,539)	(5,670)
Loans, net	5,583,801	5,654,310	5,697,540	5,697,620
Bank-owned life insurance	41,606	41,334	41,155	41,267
Premises and equipment, net	67,917	67,098	65,841	65,582
Accrued interest receivable	21,460	17,300	14,481	14,305
Deferred tax asset, net	17,007	16,873	16,726	18,393
Goodwill	20,378	20,378	20,378	20,378
Core deposit intangible	1,769	1,887	2,123	2,254
Other assets	37,327	23,776	17,100	14,146
Total assets	$6,566,733	$6,417,970	$6,343,694	$6,363,140

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Non interest-bearing demand deposits	$707,458	$709,924	$524,154	$514,941
Interest-bearing demand deposits	1,353,153	1,291,458	1,269,211	1,262,552
Money market deposits	789,712	753,980	675,702	689,324
Regular savings and other deposits	850,810	833,951	882,550	848,582
Certificates of deposit	1,250,894	1,231,084	1,569,916	1,640,303
Total deposits	4,952,027	4,820,397	4,921,533	4,955,702
Short-term borrowings	25,000	25,000	—	—
Long-term debt	779,279	779,101	636,245	636,615
Accrued expenses and other liabilities	62,163	59,199	59,329	58,841
Total liabilities	5,818,469	5,683,697	5,617,107	5,651,158
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 52,413,120, 52,407,179, 53,377,506 and 53,297,061 shares issued at September 30, 2020, June 30, 2020, December 31, 2019, and September 30, 2019, respectively	524	524	534	533
Additional paid-in capital	363,093	361,980	377,213	375,618
Retained earnings	400,649	387,983	365,742	352,758
Accumulated other comprehensive income (loss)	91	100	(147)	48
Unearned compensation - ESOP, 2,222,186, 2,252,627, 2,313,509, and 2,343,949 shares at September 30, 2020, June 30, 2020, December 31, 2019 and September 30, 2019, respectively	(16,093)	(16,314)	(16,755)	(16,975)
Total stockholders' equity	748,264	734,273	726,587	711,982
Total liabilities and stockholders' equity	$6,566,733	$6,417,970	$6,343,694	$6,363,140

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$60,918	$61,445	$66,121	$186,400	$191,802
Interest on debt securities:
Taxable	63	75	101	225	319
Tax-exempt	13	12	12	38	38
Dividends on equity securities	118	145	137	357	384
Interest on certificates of deposit	—	—	18	1	73
Other interest and dividend income	494	473	2,136	2,753	6,656
Total interest and dividend income	61,606	62,150	68,525	189,774	199,272
Interest expense:
Interest on deposits	8,746	10,591	20,178	36,106	59,982
Interest on short-term borrowings	52	52	1	112	296
Interest on long-term debt	3,999	4,136	4,129	12,278	9,710
Total interest expense	12,797	14,779	24,308	48,496	69,988
Net interest income	48,809	47,371	44,217	141,278	129,284
Provision (reversal) for loan losses	7,163	9,641	(2,978)	17,529	(2,057)
Net interest income, after provision for loan losses	41,646	37,730	47,195	123,749	131,341
Non-interest income:
Customer service fees	2,193	1,948	2,428	6,238	6,813
Loan fees (costs)	264	(35)	436	903	566
Mortgage banking gains, net	704	118	99	1,233	240
Gain on sale of asset	—	4,195	—	4,195	—
Gain (loss) on marketable equity securities, net	122	2,025	(463)	(2,197)	1,086
Income from bank-owned life insurance	272	273	285	842	846
Other income	17	134	64	185	80
Total non-interest income	3,572	8,658	2,849	11,399	9,631
Non-interest expenses:
Salaries and employee benefits	13,426	13,858	15,101	43,198	45,649
Occupancy and equipment	3,734	3,739	3,657	11,397	10,903
Data processing	2,196	2,133	2,026	6,466	6,005
Marketing and advertising	554	1,030	1,019	2,814	3,480
Professional services	688	695	680	2,380	2,324
Deposit insurance	692	606	10	1,967	1,951
Other general and administrative	1,540	1,240	1,354	4,229	4,448
Total non-interest expenses	22,830	23,301	23,847	72,451	74,760
Income before income taxes	22,388	23,087	26,197	62,697	66,212
Provision for income taxes	5,714	5,808	6,508	15,767	16,284
Net income	$16,674	$17,279	$19,689	$46,930	$49,928

Earnings per share:
Basic	$0.33	$0.34	$0.39	$0.93	$0.98
Diluted	$0.33	$0.34	$0.38	$0.93	$0.97
Weighted average shares outstanding:
Basic	50,169,024	50,131,249	50,923,760	50,311,231	51,031,359
Diluted	50,248,048	50,211,234	51,454,186	50,459,326	51,477,206

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,671,957	$61,682	4.33%	$5,722,186	$62,164	4.37%	$5,840,885	$66,837	4.54%
Securities and certificates of deposit	29,263	219	2.98	33,282	262	3.17	34,108	289	3.36
Other interest-earning assets (3)	604,916	494	0.32	478,725	473	0.40	335,400	2,136	2.53
Total interest-earning assets	6,306,136	62,395	3.94	6,234,193	62,899	4.06	6,210,393	69,262	4.42
Noninterest-earning assets	161,886			153,567			145,445
Total assets	$6,468,022			$6,387,760			$6,355,838
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,291,341	$1,946	0.60	$1,297,072	$2,293	0.71	$1,195,266	$5,258	1.75
Money market deposits	769,571	1,270	0.66	722,148	1,227	0.68	683,201	2,281	1.32
Regular savings and other deposits	834,368	966	0.46	841,600	995	0.48	870,677	3,199	1.46
Certificates of deposit	1,262,433	4,564	1.44	1,331,999	6,076	1.83	1,705,718	9,440	2.20
Total interest-bearing deposits	4,157,713	8,746	0.84	4,192,819	10,591	1.02	4,454,862	20,178	1.80
Borrowings	804,281	4,051	2.00	754,426	4,188	2.23	627,063	4,130	2.61
Total interest-bearing liabilities	4,961,994	12,797	1.03	4,947,245	14,779	1.20	5,081,925	24,308	1.90
Noninterest-bearing demand deposits	702,717			651,517			516,020
Other noninterest-bearing liabilities	57,636			57,922			52,663
Total liabilities	5,722,347			5,656,684			5,650,608
Total stockholders' equity	745,675			731,076			705,230
Total liabilities and stockholders' equity	$6,468,022			$6,387,760			$6,355,838
Net interest-earning assets	$1,344,142			$1,286,948			$1,128,468
Fully tax-equivalent net interest income		49,598			48,120			44,954
Less: tax-equivalent adjustments		(789)			(749)			(737)
Net interest income		$48,809			$47,371			$44,217
Interest rate spread (1)(4)			2.91%			2.86%			2.52%
Net interest margin (1)(5)			3.13%			3.10%			2.87%
Average interest-earning assets to average
interest-bearing liabilities		127.09%			126.01%			122.21%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,860,430	$8,746	0.72%	$4,844,336	$10,591	0.88%	$4,970,882	$20,178	1.61%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,664,711	$12,797	0.90%	$5,598,762	$14,779	1.06%	$5,597,945	$24,308	1.72%

(1)

Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, yields on loans before tax-equivalent adjustments were 4.27%, 4.32% and 4.49%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.64%, 2.80% and 3.12%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.89%, 4.01% and 4.38%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 was 2.86%, 2.81% and 2.48%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019 was 3.08%, 3.06% and 2.82%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

NET INTEREST INCOME ANALYSIS

(Unaudited)

	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$5,711,852	$188,603	4.41%	$5,782,319	$193,902	4.48%
Securities and certificates of deposit	29,201	676	3.09	35,679	873	3.27
Other interest-earning assets (3)	495,054	2,753	0.74	326,166	6,656	2.73
Total interest-earning assets	6,236,107	192,032	4.11	6,144,164	201,431	4.38
Noninterest-earning assets	159,039			133,279
Total assets	$6,395,146			$6,277,443

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$1,289,479	$8,736	0.90	$1,200,110	$15,782	1.76
Money market deposits	728,024	4,551	0.84	685,892	6,587	1.28
Regular savings and other deposits	860,593	4,493	0.70	915,173	10,962	1.60
Certificates of deposit	1,356,139	18,326	1.81	1,662,818	26,651	2.14
Total interest-bearing deposits	4,234,235	36,106	1.14	4,463,993	59,982	1.80
Borrowings	738,058	12,390	2.24	579,335	10,006	2.31
Total interest-bearing liabilities	4,972,293	48,496	1.30	5,043,328	69,988	1.86
Noninterest-bearing demand deposits	630,072			498,037
Other noninterest-bearing liabilities	56,420			42,493
Total liabilities	5,658,785			5,583,858
Total stockholders' equity	736,361			693,585
Total liabilities and stockholders' equity	$6,395,146			$6,277,443
Net interest-earning assets	$1,263,814			$1,100,836
Fully tax-equivalent net interest income		143,536			131,443
Less: tax-equivalent adjustments		(2,258)			(2,159)
Net interest income		$141,278			$129,284
Interest rate spread (1)(4)			2.81%			2.52%
Net interest margin (1)(5)			3.07%			2.86%
Average interest-earning assets to average
interest-bearing liabilities		125.42%			121.83%

Supplemental Information:
Total deposits, including noninterest-bearing
demand deposits	$4,864,307	$36,106	0.99%	$4,962,030	$59,982	1.62%
Total deposits and borrowings, including
noninterest-bearing demand deposits	$5,602,365	$48,496	1.16%	$5,541,365	$69,988	1.69%

____________________

(1)  Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, as well as resulting yields, interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the nine months ended September 30, 2020 and 2019, yields on loans before tax-equivalent adjustments were 4.36% and 4.43%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 2.84% and 3.05%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 4.06%, and 4.34%, respectively. Interest rate spread before tax-equivalent adjustments for the nine months ended September 30, 2020 and 2019 was 2.76%, and 2.48%, respectively, while net interest margin before tax-equivalent adjustments for the nine months ended September 30, 2020 and 2019 was 3.03% and 2.81%, respectively.

(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Key Performance Ratios
Return on average assets (1)	1.03%	1.08%	1.24%	0.98%	1.06%
Return on average equity (1)	8.94	9.45	11.17	8.50	9.60
Interest rate spread (1) (2)	2.91	2.86	2.52	2.81	2.52
Net interest margin (1) (3)	3.13	3.10	2.87	3.07	2.86
Non-interest expense to average assets (1)	1.41	1.46	1.50	1.51	1.59
Efficiency ratio (4)	43.69	46.79	50.18	48.10	54.24

	September 30, 2020	June 30, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
Asset Quality
Non-accrual loans:
One- to four-family	$3,041	$3,074	$3,082	$3,600
Home equity lines of credit	20	20	—	—
Commercial real estate	—	194	—	—
Commercial and industrial	541	532	323	350
Total non-accrual loans	3,602	3,820	3,405	3,950
Foreclosed assets	—	—	—	—
Total non-performing assets	$3,602	$3,820	$3,405	$3,950

Allowance for loan losses/total loans	1.20%	1.06%	0.87%	0.88%
Allowance for loan losses/non-accrual loans	1,877.82	1,585.00	1,477.89	1,286.86
Non-accrual loans/total loans	0.06	0.07	0.06	0.07
Non-accrual loans/total assets	0.05	0.06	0.05	0.06
Non-performing assets/total assets	0.05	0.06	0.05	0.06

Capital and Share Related
Stockholders' equity to total assets	11.39%	11.44%	11.45%	11.19%
Book value per share	$14.28	$14.01	$13.61	$13.36
Tangible book value per share (5)	$13.85	$13.59	$13.19	$12.93
Market value per share	$10.35	$11.60	$20.09	$18.75
Shares outstanding	52,413,120	52,407,179	53,377,506	53,297,061

(1)	Quarterly amounts are annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)

The efficiency ratio is a non-GAAP measure representing non-interest expense divided by the sum of net interest income and non-interest income excluding gains and losses on marketable equity securities and gains and losses on sale of assets. The efficiency ratio is a common measure used by banks to understand expenses related to the generation of revenue. We have removed gains and losses on marketable equity securities and gains and losses on sale of assets as management deems them to be either discretionary or market driven and not representative of operating performance. Presented on a basis including gains and losses on marketable equity securities and gains and losses on sale of assets the efficiency ratio was 43.58%, 41.59% and 50.67% for the quarters ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively and 47.45% and 53.82% for the nine months ended September 30, 2020 and 2019, respectively.

(5)	Tangible book value per share represents total stockholders’ equity less goodwill and other intangible assets divided by the number of shares outstanding.